[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

October 16, 2018
Cushing® ETF Trust 8117 Preston Road, Suite 440 Dallas, Texas 75225
RE:	Cushing® ETF Trust—Registration Statement on Form N-1A (File Nos. 333-226449 and 811-23367)
Ladies and Gentlemen:
We have acted as special counsel to Cushing® ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust listed on Appendix A hereto (each a “Fund”),  in connection with the registration statement on Form N-1A (File Nos. 333-226449 and 811-23367) of the Trust, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended (the “1940 Act”), on July 31, 2018, and as proposed to be amended by Pre-Effective Amendment No. 1 on  the date hereof (such registration statement, as proposed to be amended, being hereinafter referred to as the “Registration Statement”). The Registration Statement relates to the registration by the Trust under the Securities Act and 1940 Act of an indefinite number of each of shares of beneficial interest, no par value per share, of each Fund (collectively, the “Shares”).
This opinion is being furnished in accordance with the requirements of Item 28(i) of Form N-1A under the Securities Act and the 1940 Act.
In rendering the opinion stated herein, we have examined and relied upon the following:
(a) the notification of registration on Form N-8A (File No. 811-23367) of the Trust filed with the Commission under the 1940 Act on July 31, 2018;
(b) the Registration Statement;

Cushing® ETF Trust
October 16, 2018

(c) the form of Distribution Agreement (the “Distribution Agreement”) proposed to be entered into between the Trust, on behalf of each Fund, and Quasar Distributors, LLC, filed as an exhibit to the Registration Statement;
(d) an executed copy of a certificate of Barry Y. Greenberg, Secretary of the Trust, dated the date hereof (the “Secretary’s Certificate”);
(e) a copy of the Trust’s Certificate of Trust, dated June 1, 2018, as amended by the Trust’s Certificate of Amendment, dated June 4, 2018 (as so amended, the “Certificate of Trust”), as certified by the Secretary of State of the State of Delaware as of October 15, 2018 and certified pursuant to the Secretary’s Certificate;
(f) a copy of the Trust’s Agreement and Declaration of Trust, by the sole trustee of the Trust, dated June 1, 2018, as supplemented by the Certificate of Designation for each Fund, each dated August 30, 2018 (as so supplemented, the “Declaration of Trust”), certified pursuant to the Secretary’s Certificate;
(g) a copy of the Trust’s Bylaws, as amended and in effect as of the date hereof (the “Bylaws” and together with the Certificate of Trust and the Declaration of Trust, the “Governing Documents”), certified pursuant to the Secretary’s Certificate;
(h) a copy of certain resolutions of the Board of Trustees of the Trust relating to the issuance and sale of the Shares, the filing of the Registration Statement and any amendments or supplements thereto, certified pursuant to the Secretary’s Certificate; and
(i) a copy of a certificate, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Trust’s existence and good standing in the State of Delaware.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.
In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Distribution Agreement.

Cushing® ETF Trust
October 16, 2018

We do not express any opinion with respect to the laws of any jurisdiction other than the Delaware Statutory Trust Act (the “DSTA”).  The Shares may be issued from time to time on a continuous basis, and this opinion is limited to the laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.
The opinion stated below presumes that all of the following (collectively, the “general conditions”) shall have occurred prior to the issuance of the Shares: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; and (ii) the Distribution Agreement shall have been executed and delivered by the Trust and the other parties thereto.
In rendering the opinion stated herein we have further assumed that the Governing Documents constitute the only governing instruments, as defined in the DSTA, of the Trust and each Fund:
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that, with respect to Shares of each Fund offered by the Trust (the “Offered Shares”), when (a) the general conditions shall have been satisfied, (b) the Offered  Shares are registered in the Trust’s share registry and delivered upon payment of the agreed-upon consideration therefor, the Offered Shares when issued and sold or otherwise distributed in accordance with the provisions of the Distribution Agreement, will be duly authorized by all requisite  statutory trust action on the part of the Trust under the  DSTA and validly issued and fully paid and, under the DSTA, the holders of the Offered Shares will have no obligation to make further payments for the purchase of such Offered Shares or contributions to the  Trust solely by reason of their ownership of such Offered Shares except for their obligation to repay any funds wrongfully distributed to them
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Appendix A

Funds
Cushing® Energy & MLP ETF
Cushing® Utility & MLP ETF
Cushing® Transportation & MLP ETF
Cushing® Energy Supply Chain & MLP ETF